UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Supplemental Indentures

On July 22, 2015, (1) Eldorado Resorts LLC and Eldorado Capital Corp. (collectively, the “Resorts Issuers” and each a wholly-owned subsidiary of Eldorado Resorts, Inc. (the “Registrant” or the “Company” or “we”)), Eldorado Shreveport #1, LLC, Eldorado Shreveport #2, LLC, Eldorado Casino Shreveport Joint Venture, Shreveport Capital Corporation (each a wholly-owned subsidiary of the Registrant), as guarantors, together with U.S. Bank National Association, as trustee, and Capital One, N.A. as collateral trustee, executed a supplemental indenture (the “Resorts Supplemental Indenture”), dated as of July 22, 2015, supplementing the Indenture dated as of June 1, 2011 (the “Resorts Indenture”), that was executed by such parties with respect to the Resorts Issuers’ 8.625% Senior Secured Notes due 2019 (the “Resorts Notes”) and (2) MTR Gaming Group, Inc. (“MTR Gaming” and a wholly-owned subsidiary of the Company), as issuer, Mountaineer Park, Inc., Presque Isle Downs, Inc., Scioto Downs, Inc. (each a wholly-owned subsidiary of the Registrant), as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent, executed a supplemental indenture (the “MTR Supplemental Indenture” and, together with the Resorts Supplemental Indenture the “Supplemental Indentures”) dated as of July 22, 2015, further supplementing the Indenture dated as of August 1, 2011 (as amended by that certain first supplemental indenture dated as of September 17, 2014 executed by such parties, the “MTR Indenture”), that was executed by such parties with respect to MTR Gaming’s 11.50% Senior Secured Second Lien Notes due 2019 (the “MTR Notes” and, together with the Resorts Notes, the “Existing Notes”).  The Supplemental Indentures eliminate substantially all of the restrictive covenants contained in the Resorts Indenture and the MTR Indenture and release the collateral securing the Issuers’ and MTR Gaming’s obligations under the Existing Notes.

The foregoing description of the Supplemental Indentures is not complete and is qualified in its entirety by reference to the Supplemental Indentures, copies of which are attached as Exhibits 4.1 and 4.2 and are incorporated herein by reference.

New Credit Facility

On July 23, 2015, the Company also entered into the New Credit Facility, which includes a $425 million 7-year term loan facility (the ‘‘New Term Loan Facility’’) and a $150 million 5-year revolving credit facility (the ‘‘New Revolving Credit Facility’’). Also on July 23, 2015, the Company incurred $40 million of borrowings under the New Revolving Credit Facility.  The following is a summary of the terms of the New Credit Facility.

The New Term Loan will bear interest at a rate per annum of, at our option, either (x) LIBOR plus 3.25%, with a LIBOR floor of 1.0%, or (y) a base rate plus 2.25%, and will have an issue price of 99.5% of the principal amount of the New Term Loan. The New Revolving Facility will bear interest at a rate per annum of, at our option, either (x) LIBOR plus a spread ranging from 2.5% to 3.25% or (y) a base rate plus a spread ranging from 1.5% to 2.25%, in each case with the spread determined based on the Company’s total leverage ratio.  Additionally, we are subject to fees on the unused portion of the New Revolving Credit Facility.

The New Credit Facility is secured by substantially all of our personal property assets and substantially all personal property assets of each subsidiary that guaranties the New Credit Facility (other than certain subsidiary guarantors designated as immaterial or restricted subsidiaries) (the ‘‘New Credit Facility Guarantors’’), whether owned on the closing date of the New Credit Facility or thereafter acquired, and mortgages on the real property and improvements owned or leased us or the New Credit Facility Guarantors. The New Credit Facility is also secured by a pledge of all of the equity owned by us and the New Credit Facility Guarantors (subject to certain gaming law restrictions). The credit agreement governing the New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of the New Credit Facility Guarantors to incur additional indebtedness, create liens on collateral, engage in mergers, consolidations or asset dispositions, make distributions, make investments, loans or advances, engage in certain transactions with affiliates or subsidiaries or make capital expenditures. The credit agreement governing the New Credit Facility also includes requirements that we maintain a maximum total leverage ratio and a minimum interest coverage ratio (adjusting over time). From the closing date through December 31, 2015, we are required to maintain a maximum total leverage ratio of 6.75 to 1.00 and a minimum interest coverage ratio of 2.50 to 1.00, from January 1, 2016 through December 31, 2017, a maximum total leverage ratio of 6.00 to 1.00 and a minimum interest coverage ratio of 2.75 to 1.00 and, from January 1, 2017 and thereafter, a maximum total leverage ratio of 5.00 to 1.00 and a minimum interest coverage ratio of 3.00 to 1.00, provided that a default of the financial ratio covenants shall only become an event of default under the New Term Loan Facility if the lenders providing the New Revolving Credit Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

The credit agreement governing the New Credit Facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts, the inaccuracy of certain representations and warranties, the failure to perform or observe certain covenants, a cross default to our other indebtedness including the Notes, certain events of bankruptcy or insolvency; certain ERISA events, the invalidity of certain loan documents, certain changes of control and the loss of certain classes of licenses to conduct gaming. If any event of default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

The foregoing description is qualified in its entirety by reference to the full text of the New Credit Facility, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Indenture

On July 23, 2015, the Registrant issued $375 million aggregate principal amount of 7% Senior Notes due 2023 (the “Notes”) pursuant to an indenture, dated as of July 23, 2015 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank, National Association, as Trustee.  Interest on the Notes will be paid every six months in arrears on February 1 and August 1, commencing February 1, 2016.

The Notes and the guarantees are the Company’s and the Guarantors’ senior obligations. The Notes and the guarantees rank equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and the Guarantors’ future subordinated debt.  The Notes and the related guarantees rank senior in right of payment to all of the Company’s and the Guarantors’ existing and future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior liabilities. The Notes and the related guarantees are effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured debt, including indebtedness under the New Credit Facility and other secured debt permitted to be incurred pursuant to the terms of the indenture governing the Notes, to the extent of the value of the collateral securing the New Credit Facility and such other permitted debt. The Notes and the related guarantees are structurally subordinated to all of the liabilities of our subsidiaries and other entities in which we have an equity interest that do not guarantee the Notes.

On or after August 1, 2018, the Company may redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on August 1 of the years indicated below:

Year	Percentage
2018	105.250%
2019	103.500%
2020	101.750%
2021 and thereafter	100.000%

If the Company experiences certain change of control events (as defined in the Indenture), it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indenture contains certain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•                  incur additional indebtedness;

•                  create, incur or suffer to exist certain liens;

•                  pay dividends or make distributions on capital stock or repurchase capital stock;

•                  make certain investments;

•                  place restrictions on the ability of subsidiaries to pay dividends or make other distributions to the Company;

•                  sell certain assets or merge with or consolidate into other companies; and

•                  enter into certain types of transactions with the stockholders and affiliates.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture.  The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

We used or will use the net proceeds from the Notes offering to (i) purchase or otherwise redeem (a) all of the outstanding Resorts Notes and (b) all of the outstanding MTR Notes, (ii) pay the purchase price for the acquisition of (a) all of the assets and properties of Circus Circus Hotel Casino Reno and (b) the other 50% membership interest in Circus and Eldorado Joint Venture, LLC (the “Silver Legacy Joint Venture” and such transactions collectively, the “Circus Reno/Silver Legacy Purchase”) and repay all amounts outstanding under the Silver Legacy Joint Venture credit facility, and (iii) pay fees and costs associated with such transactions.   Net proceeds from the Notes offering equal to $50 million, plus interest to the latest possible redemption date, were placed in escrow, to be released only if the Circus Reno/Silver Legacy Purchase is consummated on or prior to April 1, 2016; otherwise, $50 million in aggregate principal amount of the Notes will be subject to a special mandatory redemption, on a pro rata basis, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture, filed as Exhibit 4.3 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 set forth in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description

4.1

Supplemental Indenture dated as of July 22, 2015, by and among Eldorado Resorts LLC and Eldorado Capital Corp., as co-issuers, the guarantors party thereto, U.S. Bank National Association, as trustee, and Capital One, N.A., as collateral trustee.

4.2	Supplemental Indenture dated as of July 22, 2015, by and among MTR Gaming Group, Inc., the guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent.

4.3	Indenture dated as of July 23, 2015, by and among the Company, certain of its wholly-owned subsidiaries (as guarantors) and U.S. Bank, National Association.

10.1

Credit Agreement dated as of July 23, 2015, by and among the Company, certain of its wholly-owned subsidiaries (as guarantors), JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing lender and J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, U.S. Bank National Association and KeyBank National Association as joint lead arrangers, joint bookrunners and co-syndication agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: July 23, 2015	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer